Exhibit F.1a

AGL Resources Inc.
Consolidating Balance Sheets
As of December 31, 2004
Unaudited
	Consolidated AGL Resources Inc.	Distribution Operations (Exhibit F.1b)	Wholesale Services (Exhibit F.1c)	Energy Investments (Exhibit F.1d)	Corporate (1) (Exhibit F.1e)	Eliminations (1) (Exhibit F.1e)
ASSETS
Current assets
Cash and Cash Equivalents	$49,224,373	$10,460,979	$-	$30,182,723	$8,580,671	$-
Receivables - net
Energy marketing	513,756,476	-	513,756,476	-	-
Gas	202,546,233	145,610,142	-	56,927,098	8,992	-
Other	20,118,405	4,067,928	4,170	10,220,955	5,825,352	-
Intercompany	-	40,279,395	41,101,570	87,445,892	972,893,691	(1,141,720,548)	A
Income tax receivable	28,782,610	9,700,239	-	-	19,082,371	-
Unbilled revenues	152,300,903	53,345,903	-	98,955,000	-	-
Inventories
Natural gas stored underground	319,791,293	191,904,667	84,461,343	43,425,283	-	-
Other	11,701,269	11,433,401	-	223,033	44,835	-
Unrecovered ERC - current portion	26,693,396	26,693,396	-	-	-	-
Unrecovered PRP costs - current portion	23,865,873	23,865,873	-	-	-	-
Energy marketing and risk management asset - current portion	38,173,945	-	27,837,038	10,336,907	-
Unrecovered seasonal rates	10,837,366	10,837,366	-	-	-	-
Other current assets	59,140,474	77,607,130	3,916,800	14,429,560	6,552,006	(43,365,022)	B
Total current assets	1,456,932,616	605,806,419	671,077,397	352,146,451	1,012,987,918	(1,185,085,570)

Investment and equity in associated companies	9,313,794	-	-	(3,307,455)	789,709,677	(777,088,428)	C

Property, plant and equipment
Property, plant and equipment	4,615,464,106	4,245,350,095	14,607,851	262,445,561	93,060,599	-
Less accumulated depreciation	1,436,694,076	1,367,138,264	1,402,557	41,818,473	26,334,781	-
Property, plant and equipment - net	3,178,770,030	2,878,211,831	13,205,294	220,627,088	66,725,818	-

Deferred debits and other assets
Unrecovered PRP costs	337,080,499	337,080,499	-	-	-	-
Goodwill	354,393,721	340,088,966	-	14,304,755	-	-
Unrecovered ERC	173,106,304	173,106,304	-	-	-	-
Investments in equity interests	4,716,556	-	-	238,318,606	226,631,299	(460,233,349)	C
Unrecovered postretirement benefits costs	14,443,523	14,443,523	-	-	-	-
Intercompany notes receivable	-	-	-	-	1,773,178,441	(1,773,178,441)	D
Other	111,289,607	37,553,563	11,829,543	42,831,858	19,074,644	-
Total deferred debits and other assets	995,030,210	902,272,855	11,829,543	295,455,219	2,018,884,384	(2,233,411,790)
Total assets	$5,640,046,650	$4,386,291,105	$696,112,234	$864,921,303	$3,888,307,797	$(4,195,585,788)

(1) Eliminations are combined with and reported
as part of the Corporate Segment for reporting
under the Securities Exchange Act of 1934.

LIABILITIES AND CAPITALIZATION
Current liabilities
Energy marketing trade payable	$520,899,361	$-	$520,899,361	$-	$-	$-
Short-term debt	334,042,244	2,000,000	17,942,244	-	314,100,000	-
Accrued PRP costs - current portion	85,447,982	85,447,982	-	-	-	-
Accounts payable - trade	206,921,275	29,389,948	90,369,078	100,363,149	30,164,122	(43,365,022)	B
Accrued ERC - current portion	26,801,049	26,801,049	-	-	-	-
Customer deposits	50,230,783	30,386,299	14,658,354	5,186,130	-	-
Deferred purchased gas adjustment	37,442,651	37,442,651	-	-	-	-
Accrued interest	28,012,563	6,868,108	-	(900)	21,145,355	-
Accrued wages and salaries	23,268,567	960,869	4,514,048	2,438,610	15,355,040	-
Energy marketing and risk management liability - current portion	14,586,700	-	12,387,700	2,199,000	-	-
Accrued taxes	14,124,028	40,552,075	(5,106,649)	(12,884,734)	(6,436,664)	-
Intercompany payables	-	580,770,463	7,013,878	234,749,621	319,186,586	(1,141,720,548)	A
Other	135,175,130	88,485,484	(4,181)	43,848,818	2,845,011	-
Total current liabilities	1,476,952,333	929,104,928	662,673,833	375,899,694	696,359,450	(1,185,085,570)

Accumulated deferred income taxes	436,920,866	501,395,927	10,994,922	(36,059,802)	(39,410,181)	-

Long-term liabilities
Accrued PRP costs	242,182,378	242,182,378	-	-	-	-
Accumulated removal costs	94,660,557	94,660,557	-	-	-	-
Accrued postretirement benefit costs	58,338,775	45,546,129	17,468	7,200,238	5,574,939	-
Accrued ERC	63,321,904	63,321,904	-	-	-	-
Accrued pension obligations	84,239,582	23,861,069	(39,338)	37,313,639	23,104,212	-
Accrued pipeline demand charges	37,500,000	-	-	37,500,000	-	-
Other	29,236,694	17,790,079	6,314,051	3,172,198	(39,634)	-
Total long-term liabilities	609,479,890	487,362,116	6,292,181	85,186,075	28,639,517	-

Deferred credits
Unamortized investment tax credit	20,339,918	20,411,050	-	-	(71,132)	-
Regulatory tax liability	11,604,737	11,604,737	-	-	-	-
Other	41,015,832	4,861,298	-	33,528,992	2,625,541	-
Total deferred credits	72,960,487	36,877,085	-	33,528,992	2,554,409	-

Minority interest	36,448,539	-	-	36,448,539	-	-

Capitalization
Long-term debt	1,622,409,118	1,088,478,401	-	4,155	2,307,105,003	(1,773,178,441)	D
Common shareholders' equity
Common stock	383,752,560	637,124,504	201	225,512,720	383,802,560	(862,687,425)	C
Premium on common stock	632,158,538	547,876,606	(7,513,571)	11,353,744	667,207,237	(586,765,477)	C
Earnings reinvested	415,060,703	158,071,538	23,664,668	128,544,227	(107,350,855)	212,131,125	C
Other comprehensive income	(46,096,384)	-	-	4,502,959	(50,599,343)	-
Common shareholders' equity	1,384,875,417	1,343,072,648	16,151,298	369,913,650	893,059,599	(1,237,321,777)
Total capitalization	3,007,284,535	2,431,551,049	16,151,298	369,917,805	3,200,164,602	(3,010,500,218)
Total liabilities and capitalization	$5,640,046,650	$4,386,291,105	$696,112,234	$864,921,303	$3,888,307,797	$(4,195,585,788)

Consolidation and Elimination Entries:

A - Eliminate intercompany receivable/payable balances.
B - Eliminate VNG receivable from SEM for assigned gas inventory.
C - Eliminate AGL Resources' investment in its consolidated subsidiaries.
D - Eliminate VNG note payable to AGL Resources.

NOTES:

Balance sheets are not included in Exhibits F.1a - F.1e for the following inactive entities listed in Item 1:
AGL Macon Holdings, Inc.
TES, Inc.
Atlanta Gas Light Services, Inc.
Georgia Natural Gas Services, Inc.
Sequent Energy Marketing, L.P.
Georgia Energy Company
AGL Capital Trust III
AGL Interstate Pipeline Company
Energy Risk Insurance Services Corporation

Financial statements for AGL Resources' non-profit entities are not provided.